EXHIBIT 5.1

October 30, 2007

Magna Entertainment Corp.

337 Magna Drive

Aurora, Ontario L4G 7K1

Canada

     Re:  Registration Statement on Form S-8

          2,000,000 Shares of Class A Subordinate Voting Stock

Ladies and Gentlemen:

Magna Entertainment Corp. – Registration on Form S-8 of an Additional 2,000,000 Shares of Class A Subordinate Voting Stock

This opinion is provided to you in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) of an additional 2,000,000 shares of Class A Subordinate Voting Stock, par value U.S. $.01 per share, of the Company (the “Shares”) available for issuance under the Long Term Incentive Plan, as amended (the “Plan”) of Magna Entertainment Corp. (the “Company”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with the opinions expressed in this letter, I have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as I have considered necessary. In such examinations, I have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic or facsimile copies.

I am not in this letter expressing any opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

In rendering the opinion set forth below, it has been assumed that each agreement setting forth the terms of each grant of options or other awards under the Plan is consistent with the Plan and has been or will be duly authorized and validly executed and delivered by the parties thereto, and that the consideration received by the Company for the Shares delivered pursuant to the Plan will be in an amount at least equal to the par value of such Shares.

Based upon and subject to the foregoing, I am of the opinion that when (i) certificates representing the Shares to be issued under the Plan in the form adopted by the Company have been signed by an authorized officer of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar, and (ii) such certificates have been issued, delivered and paid for in accordance with the terms and conditions of the Plan, the issuance and sale of such Shares will have been duly authorized, and such Shares will be validly issued, fully paid and nonassessable.

This opinion is solely for your benefit and is not to be relied upon by any other person or for any other purpose other than in connection with the registration of the Shares with the Securities and Exchange Commission (the “Commission”) on the Registration Statement.

I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours very truly,

/s/ William G. Ford

William G. Ford